CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 25, 2005, relating to the financial statements and financial highlights which appears in the December 31, 2004 Annual Report to Shareholders of Analytic Defensive Equity Fund (one of the Portfolios comprising The Advisors' Inner Circle Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", "Representations and Warranties" and "Conditions Precedent to Obligations of the Acquiring Fund" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA
September 16, 2005